FOR:  International Speedway Corporation

                                   CONTACT:  Wes Harris
                                             Director of Investor Relations
                                             (904) 947-6465

                                             Betsy Brod/Jonathan Schaffer
                                             Media: Merridith Ingram/Eileen King
                                             Morgen-Walke Associates, Inc.
FOR IMMEDIATE RELEASE                        (212) 850-5600

                                       FOR:  Penske Motorsports, Inc.

                                   CONTACT:  James H. Harris
                                             Senior Vice President and Treasurer
                                             (313) 592-5258

            INTERNATIONAL SPEEDWAY CORPORATION AND PENSKE MOTORSPORTS
                      ANNOUNCE DEFINITIVE MERGER AGREEMENT
    ~ Creates #1 Provider of Motorsports Entertainment with 10 Major Tracks ~

         DAYTONA BEACH, FL and DETROIT, MI - May 10, 1999 - International Speedway Corporation ("ISC") (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) and Penske Motorsports, Inc. (Nasdaq/NM: SPWY) today announced that they have signed a definitive merger agreement that will create America's largest provider of motorsports entertainment.
         Upon completion of the transaction, ISC will operate 10 motorsports facilities across the United States with more than 800,000 seats and 400 suites. In 1999, the two companies will promote more than 100 motorsports events. In fiscal 1998, ISC and Penske Motorsports generated revenues in excess of $300 million and generated operating margins of 32% and 27%, respectively.
         Under terms of the agreement, ISC will acquire the 88%, or 12.2 million outstanding common shares, of Penske Motorsports stock that it does not already own for $50 per share, subject to a collar provision. Penske Motorsports stockholders will be able to elect to receive this consideration as either (1) $15.00 in cash and $35.00 in Class A Common Stock of ISC or (2) $50.00 of Class A Common Stock of ISC.
         Calculated as of this date, the total transaction value of the Penske Motorsports equity (including the 12% of Penske Motorsports currently owned by ISC and adjusted for outstanding options) is approximately $705 million with a net value of approximately $623 million. In addition, Penske Motorsports currently has approximately $50 million of debt outstanding. The combined entity will retain the "International Speedway Corporation" name. The transaction is expected to close early in ISC's fiscal 1999 fourth quarter.
                                     -MORE-


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INTERNATIONAL SPEEDWAY AND PENSKE MOTORSPORTS                             PAGE 2
ANNOUNCE DEFINITIVE MERGER AGREEMENT



         William C. France, Chairman and Chief Executive Officer of ISC, said, "This merger will create the premier company in the country's fastest-growing spectator sport and will provide benefits to America's racing fans, and ISC and Penske Motorsports shareholders. Penske Motorsports brings excellent facilities, exposure to key markets, a strong management team, and substantial growth potential to the combined company."
         In accordance with the transaction's collar provision, if the weighted average price for ISC's Class A Common Stock calculated for the 20 consecutive trading days prior to closing is no higher than $53.44 or lower than $41.56, then ISC will issue the necessary number of its shares to provide $35.00 (plus $15.00 in cash) or $50.00, as applicable, of value for each share of Penske Motorsports. Subject to the provisions of the merger, if the weighted average price is outside of this range, for those who choose cash and stock ISC would issue no less than 0.655 and no more than 0.842 ISC Class A shares (plus $15.00 in cash), and in the case of those who choose to receive entirely stock ISC would issue no less than 0.936 and no more than 1.203 ISC Class A shares.
         The transaction, which will be accounted for as a purchase, is expected to be accretive to ISC's earnings beginning in fiscal 2001 and immediately accretive on a cash earnings basis. The transaction is also expected to be neutral to ISC's fiscal 1999 earnings. This will result from the accelerated recognition of fourth quarter earnings from the Miami Homestead Speedway and ISC's existing equity interest in Penske Motorsports.
          "We are delighted that this transaction will extend our close relationship with Penske Motorsports which began three years ago when we acquired an equity interest in the company," continued Mr. France, who will remain Chairman and CEO. "During this time, we have gained a deep knowledge of the attractive markets they serve, insight into their management infrastructure and practices, and a better understanding of the business of open-wheel racing. This merger will take our relationship to the next level.
         "In recent years, motorsports entertainment has experienced a tremendous increase in popularity as evidenced by dramatic gains in race attendance and television viewership. As separate companies, both ISC and Penske Motorsports have participated in this growth and helped lead the expansion of motorsports beyond its traditional southeastern stronghold. As such, we are in an excellent position to participate in the expected growth in television revenues and electronic media.
         "Additionally, our capital resources and operating expertise will enable us to continue to expand our motorsports facilities to meet heightened demand. And our expanded geographic reach and larger base of operations will allow us to pursue new national sponsorships and develop cross-marketing opportunities with a wider array of partners.
                                     -MORE-


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INTERNATIONAL SPEEDWAY AND PENSKE MOTORSPORTS                             PAGE 3
ANNOUNCE DEFINITIVE MERGER AGREEMENT



         "This combination will bring together two management teams with demonstrated strength at both the corporate and track levels. Roger Penske, Penske Motorsports' founder and Chairman, will serve as Vice Chairman of ISC's Board of Directors, and Penske Corp. will be our second-largest holder. Greg Penske, Penske Motorsports' President and Chief Executive Officer, will continue to play a pivotal role in track operations overseeing the Penske Motorsports facilities. At the track level, facility managers will share operating expertise to enhance track operations and the growth of each facility."
         Roger Penske commented, "I believe this transaction represents an excellent opportunity for our company, its shareholders, and all motorsports fans. Penske Motorsports and ISC have a great deal in common. Importantly, we share ISC's vision for growing our operations while continuing to enhance the motorsports experience for racing fans."
         Greg Penske added, "I look forward to joining the ISC senior management team to realize the full potential of our combined company. I see a great opportunity to contribute to this world-class operation and integrate our successful operating strategies and fan amenities at ISC's facilities. At the same time, we will realize the benefits of joining with an industry leader."
         Following the completion of the transaction, ISC will expand its Board of Directors to include Roger Penske, Greg Penske, and Walter Czarnecki, who currently serves as Vice Chairman of Penske Motorsports.
         Mr. France concluded, "Through this acquisition, we will benefit from a broader revenue base. The resulting addition of new management personnel will enhance our ongoing expansion efforts in Kansas City, Chicago, New York, and Denver. We will now have a greater opportunity to do what we do best: Provide top-notch motorsports entertainment for America."
         The transaction has been approved by the Boards of Directors of both companies and is subject to various conditions including: the stockholders of Penske Motorsports agreeing to approve the merger; the stockholders of ISC agreeing to approve the issuance of ISC shares in the merger; the expiration or termination of the waiting period under the Hart-Scott-Rodino Act; and other customary conditions. Members of the France Family Group holding a majority interest in ISC have agreed to vote in favor of the share issuance. PSH Corp., a joint venture 80% owned by entities affiliated with Roger Penske and 20% by ISC, has agreed to vote its shares of Penske Motorsports stock in favor of the merger. PSH owns approximately 56% of Penske Motorsports.
         In connection with this merger, ISC and PSH Corp. have entered into an agreement under which ISC will acquire PSH Corp. on substantially identical terms as those in the Penske Motorsports merger. It is expected that
                                     -MORE-


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INTERNATIONAL SPEEDWAY AND PENSKE MOTORSPORTS                             PAGE 4
ANNOUNCE DEFINITIVE MERGER AGREEMENT



the acquisitions will occur on the same day. Under certain circumstances, the PSH merger may occur even if the Penske Mototorsports merger does not.
         Greenhill & Co., LLC and Salomon Smith Barney acted as financial advisors to ISC and Merrill Lynch & Co. acted as financial advisor to the Board of Directors of Penske Motorsports in connection with the transaction.
         The managements of ISC and Penske Motorsports will be holding a conference call with investors at 8:30 a.m. on Tuesday, May 11, 1999 which may also be accessed via the Internet at: http://webevents.broadcast.com/intlspeedway/announcement99.com.
         International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 80 events annually. The Company currently owns and/or operates five motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500), Talladega Superspeedway in Alabama, Phoenix International Raceway in Arizona, Darlington Raceway in South Carolina and Watkins Glen International in New York. Other track interests include the operation of Tucson (Arizona) Raceway Park, a 45% stake in Miami-Homestead Speedway, and an approximate 12% holding in Penske Motorsports, Inc. The Company also owns and operates MRN Radio, the nation's largest independent sports radio network, and DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, and the official attraction of NASCAR.
         Penske Motorsports, Inc. ("PMI") is a leading promoter and marketer of professional motorsports in the United States. PMI currently owns and operates the following facilities through its wholly owned subsidiaries: Michigan Speedway in Brooklyn, Michigan; Nazareth Speedway in Nazareth, Pennsylvania; California Speedway in San Bernardino County, California; and North Carolina Speedway near Rockingham, North Carolina. PMI also holds a 45% interest in Miami-Homestead Speedway. In addition, PMI produces and markets motorsports-related merchandise and accessories such as apparel, souvenirs and collectibles through its subsidiary, Motorsports International Corp.; and a subsidiary of PMI distributes and sells Goodyear brand racing tires in the Midwest and Southeast regions of the United States.
         Statements made in this release that state the Company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained or implied by such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including but not limited to the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC.
                       (Supplemental Information Follows)

INTERNATIONAL SPEEDWAY AND PENSKE MOTORSPORTS                             PAGE 5
ANNOUNCE DEFINITIVE MERGER AGREEMENT



            International Speedway and Penske Motorsports at a Glance


                              International Speedway                  Penske Motorsports
                              ----------------------                  ------------------

Facilities Operated           Daytona International Speedway          Michigan Speedway
                              Talladega Superspeedway                 California Speedway
                              Phoenix International Raceway           North Carolina Speedway
                              Darlington Raceway                      Nazareth Speedway
                              Watkins Glen International


Other Facility Interest       Miami-Homestead Speedway (45%)          Miami-Homestead
Speedway (45%)


Other Motorsports-            Daytona USA                             Motorsports International
   Related Businesses         Americrown Service Corp.                Competition Tire
                              MRN Radio


Fiscal 1998 Revenues          $189 million                            $117 million


Fiscal 1998 Operating         $61 million                             $31 million
  Income

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